As filed with the Securities and Exchange Commission on March 27, 2023

Registration Statement File No. 333-195791
Registration Statement File No. 333-219489
Registration Statement File No. 333-229585
Registration Statement File No. 333-239481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-195791)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-219489)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-229585)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-239481)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALTRA INDUSTRIAL MOTION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1478870
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
300 Granite Street, Suite 201
Braintree, Massachusetts 02184
(Address of Principal Executive Offices and Zip Code)

Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan
(Full title of the plan)

Thomas E. Valentyn
Secretary
Altra Industrial Motion Corp.
200 State Street
Beloit, Wisconsin 53511-6254
(608) 364-8800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Altra Industrial Motion Corp., a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) originally registered by the Company pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

●
Registration Statement on Form S-8 (No. 333-195791), filed with the SEC on May 8, 2014, pertaining to the registration of 980,000 shares of Common Stock issuable pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan;

●
Registration Statement on Form S-8 (No. 333-219489), filed with the SEC on July 26, 2017, pertaining to the registration of 750,000 shares of Common Stock issuable pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan;

●
Registration Statement on Form S-8 (No. 333-229585), filed with the SEC on February 8, 2019, pertaining to the registration of 2,200,000 shares of Common Stock issuable pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan; and

●
Registration Statement on Form S-8 (No. 333-239481), filed with the SEC on June 26, 2020, pertaining to the registration of 3,000,000 shares of Common Stock issuable pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan.

On March 27, 2023, the Company completed its previously disclosed merger with a subsidiary of Regal Rexnord Corporation, a Wisconsin corporation (“Parent”), that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 26, 2022, by and among the Company, Parent, and Aspen Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Common Stock was automatically converted into the right to receive the merger consideration described in the Merger Agreement. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin on March 27, 2023.

Altra Industrial Motion Corp.

By:	/s/ Thomas E. Valentyn
Name: Thomas E. Valentyn
Title: Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.